Rule 12b-1 Related Agreement
Date:     , 202_ Vigilant Distributors, LLC
223 Wilmington West Chester Pike Suite #216
Chadds Ford, PA 19317

[BROKER INFORMATION]

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution Plan (the “Plan”) adopted by Manager Directed Portfolios Trust, a statutory trust (the “Trust”), on behalf of certain shares of the Hardman Johnston International Growth Fund (the
“Fund”), each a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgement and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund’s shareholders.

1.To the extent you provide distribution and marketing services in the promotion of the Fund’s shares and/or services to Fund shareholders, including furnishing services and assistance to your customers who invest in and own shares, including but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A.
You agree that all activities conducted under this Rule 12b-1 Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Act of 1934, the Securities Act of 1933, and any applicable rules of the Financial Industry Regulatory Authority.

2.You shall furnish us with such information as shall reasonably be requested by the Board of Directors, on behalf of the Fund, provided that such information has not previously been provided to us by you, with respect to the fees paid to you pursuant to this Rule 12b-1 Agreement.

3.We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4.This Rule 12b-1 Agreement may be terminated by the vote of (i) a majority of the
Independent Trustees, or (ii) a majority of the shareholders of the Fund, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended only upon written agreement of the parties hereto.

5.This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Vigilant Distributors, LLC

By:         Patrick Chism

Accepted:

[BROKER INFORMATION]

By:         Name
Title

Schedule A

For all services rendered pursuant to the Dealer Agreement, we shall pay you a fee based on the average daily net assets of Class Shares, of the Funds (computed on an annual basis), as applicable, which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record. The amount of the 12b-1 fee for each Fund is described and set forth in each Fund’s current prospectus.

We shall make the determination of the net asset value of each class of shares of the Funds, which determination shall be made in the manner specified in the Funds’ current prospectuses, and pay to you, on the basis of such determination, the fee specified, to the extent permitted under the Plans.